Christopher & Lee Ong
Malaysia

Our Ref: 368983.00001
Your Ref: -

4 September 2025

FIT FOOD TECH SDN BHD
Level 9, Room#7, Tower B
Menara UOA, Bangsar
5, Jalan Bangsar Utama 1
59000 Kuala Lumpur
Wilayah Persekutuan Kuala Lumpur
Malaysia

Strictly Private and Confidential

Dear Sirs,

Re: Fit Food Tech Sdn Bhd ("Company")

A. INTRODUCTION

We are a firm of lawyers qualified to practise law in Malaysia.

Please note that unless the context requires otherwise or the contrary is stated, all references to RM in this opinion shall mean the Malaysian Ringgit.

B. SCOPE OF OPINION

We have been asked to provide this legal opinion on the laws of Malaysia ("**opinion**" or "**legal opinion**") to the Company, covering various aspects concerning the Company, including, among others:

(1) corporate matters;

(2) principal activity and licence;

(3) intellectual property;

(4) litigation and winding up;

(5) employment;

(6) property and assets;

(7) insurance;

(8) indebtedness and financing arrangements;

(9) contracts within the ordinary course of business from 1 January 2023 to 31 December 2024 ("**Track Record Period**"); and

(10) related party transactions within the Track Record Period and as at 11 April 2025 ("**Benchmark Date**").

We are qualified to advise on matters of Malaysia law and our opinion relates solely to Malaysia law in force as at the date hereof and as currently applied by the Malaysia courts and relevant authorities in Malaysia. We have made no investigation of the laws of any other jurisdiction, and we do not express or imply any opinion as to any other law. We express no opinion as to matters of fact and express no opinion with respect to the commercial terms of the arrangement and transactions being the subject of this opinion.

We expressly disclaim any obligations to advise you of facts, circumstances, events or developments which we are not aware of and may hereafter be brought to our attention and which would alter, affect or modify the opinion expressed herein. In particular, we express no opinion on the effect of the Documents (as defined in Section C of this opinion below). We express no opinion on matters of fact.

Our opinion is limited to the matters expressly stated in part E, and it is not to be extended by implication. In particular, we express no opinion on the accuracy of the assumptions contained in part D. Each statement which has the effect of limiting our opinion is independent of any other such statement and is not to be impliedly restricted by it.

This opinion is limited to the matters stated herein and does not extend to and is not to be read as extending by implication to any other matter in connection with Company or otherwise.

C. DOCUMENTS EXAMINED

For the purpose of preparing this opinion, we have reviewed and examined the documents set out in the Schedule I hereto ("**Documents"** or "**MY Law Documents**"). In addition to the Documents and the replies of the Company to the Legal Due Diligence Preliminary Inquiries and Document Requisition Checklist dated 28 April 2025 ("**Reply to Checklist**"), we have also reviewed and examined the following:

(1) search result carried out by us on 10 February 2025 against the records of the Company as kept at the Companies Commission of Malaysia ("**CCM Search**");

(2) CTOS search results carried out by us on 4 March 2025 in respect of the Company and the directors of the Company, respectively ("**CTOS Search"**);

(3) winding up search result carried out by us on 4 March 2025 against the records at the Malaysia Department of Insolvency in respect of the Company;

(4) bankruptcy search results carried out by us on 4 March 2025 against the records at Malaysia Department of Insolvency in respect of the directors of the Company; and

(5) public land search results carried by us on 13 March 2025 and 26 March 2025.

(The searches above are collectively referred to herein as the "**Searches"**.)

D. BASES AND ASSUMPTIONS

This opinion should not be relied upon in any other manner other than for the purpose of giving an opinion to the Company. Other than the Company, no other person or entity may use or rely on this opinion and we do not owe a duty of care (whether by contract, tort, equity or otherwise) to any other person in respect of it other than the Company.

This opinion is not a thorough investigation and review of every aspect of the operations of the Company, of every term of each contract to which the Company is a party and of every matter, word or representation that is contained or may be deduced from the Documents, and, as such, should not be treated and relied on as revealing or capable of revealing all necessary information and matters, in particular all legal issues and problems to which the Company may be subject.

We endeavoured to plan our due diligence exercise so that we had a reasonable expectation of detecting any irregularities or unusual items in the Documents, if anything unusual did come to our notice or attention during the course of our review of the Documents which we think should be brought to your attention, we shall draw your attention to it in this opinion.

Our legal review has been undertaken on the following basis:

(i) The legal review has focused on a review of the Documents and the Searches which themselves may not contain all the information which may be relevant to the Company.

(ii) We have assumed that the Documents comprise all the information and materials in existence which are relevant to the Company and unless otherwise indicated we have made no enquiry to ascertain whether all relevant documents and records have been supplied to us.

(iii) We have relied solely on the Documents (excluding the documents mentioned therein) and the Searches, assuming that the Documents and all the information supplied by the Company which have bearing on any of the Documents were, when supplied, and continue to be true, complete, accurate and not misleading up to the date of this legal opinion and that the details or information revealed in the Searches are up to date at the date of the Searches and have been properly and accurately recorded in the relevant public registers from which results of such relevant searches were obtained and accordingly we have not independently verified the Documents nor any of the information supplied or revealed in the Documents and the Searches.

(iv) The searches carried out with any public register revealed all matters required by law to be notified to the relevant public register. Information contained therein is true, accurate and complete and remains so up till and including the date of this legal opinion. Without prejudice to the foregoing, information disclosed in the searches is true, accurate and complete and reveals all matters which are capable of being revealed and are required to be notified to the relevant authority or bodies (notwithstanding that such matters may not in fact have been so notified or that any time limit for any such notification has not yet expired), has not since been altered and does not fail to disclose any information which had been delivered for filing but did not appear in the public file and was not disclosed at the time of the search.

(v) We have assumed that each of the Documents is up to date, in full force and effect and has not been altered, modified, superseded, terminated or amended without expressly stating so therein or without our knowledge which may change or alter or affect our legal analysis, conclusion or any other matter set out in this legal opinion. No information which is material in the context of our legal opinion has been withheld from us by any party or omitted and the Company is not aware of any other information relevant to our legal opinion which has not been provided to us..

(vi) All corporate records and other documents examined by us are genuine, authentic, true, complete, up to date and accurate and, without limitation, the minutes of meetings examined by us accurately and correctly record the business of, and resolutions passed at, any such meetings and no relevant corporate records have been omitted or withheld from us. All such corporate records and documents remain in full force and effect and have not been amended, superseded, varied, cancelled, rescinded or terminated.

(vii) All notices of meetings evidenced in minutes that we reviewed have been properly given and these meetings were validly convened, constituted and held and all applicable requirements of the law in relation to such meetings were complied with.

(viii) The Company is a commercial enterprise with commercial objectives and is not an

agent or instrument or otherwise controlled by or affiliated with any state or government and is not a state or part of a state or government.

(ix) We have assumed that all copies of Documents reviewed by us conform to the originals and we have assumed the genuineness of all signatures and company seals and chops. If unsigned documents have been supplied to us, validly executed versions of such documents exist and such validly executed documents conform to the unsigned reviewed documents examined.

(x) We have assumed that each contracting party to a Document has the right, power and authority and has taken all actions necessary to execute and deliver, and to exercise its rights and perform its obligations under the relevant Document.

(xi) None of the directors or other officer of any company has been disqualified or restrained from acting in such capacity under Malaysian law and none of them has done any act or omitted to do anything which may lead to their office or appointment being vacated or terminated whether under the constitutional documents of the company or otherwise.

(xii) Except where it has been expressly brought to our attention or is apparent from the face of the relevant Documents that a Document has been amended but copies of agreements or composites of agreements incorporating subsequent amendments have not been provided, we have assumed that such agreements are subsisting, complete and include all amendments or alterations to such agreements. In the case of any documents from which extracts only have been supplied to us, the extracts do not give a misleading view of the document as a whole.

(xiii) The provision of documents and information to us does not result in any breach of confidentiality obligations or any contractual terms, arrangements, laws or regulations to which the Company is subject to.

(xiv) All licences, permits, applications and approvals obtained have been validly obtained and all application and renewal fees, costs, charges, taxes and other action or steps required for the maintenance of any licences, applications, permits or consents have been duly paid or performed on time.

(xv) All documents have been validly stamped and filed (to the extent required) and there are no penalties or fines for late / inadequate stamping or filing (except as noted by us on the basis of this legal opinion, if any).

(xvi) We have not reviewed any financial, taxation, accounting (whether historical, projected or otherwise), information on profitability, viability or reputation, technical information and investment considerations, companies incorporated outside Malaysia, business conducted outside Malaysia or matters governed by any foreign law, all other information which are within the scope of expertise of other advisers such as the tax agent, reporting accountants, independent market researcher, independent internal control consultants or valuers.

(xvii) The entering into of the Documents (which constitute contract or agreement) by the parties named therein is in the commercial benefit of such parties.

(xviii) The Documents (where applicable) were executed on behalf of the Company by its duly authorised personnel who has the legal capacity and power and authority to sign such documents.

(xix) We have not conducted or instructed any person to conduct on our behalf any further searches since the respective dates of the Searches, and we have assumed that further searches would not reveal any circumstances or information which would require an amendment to this opinion.

(xx) Where no source documents are readily available for our examination, we have relied on assertions and representations made by the directors, management and officers / employees of the Company in our due diligence review, and we rely on the truth, correctness and accuracy of all such assertions and representations provided by the directors, management and officers / employees of the Company.

(xxi) Unless disclosed to us prior to the date of this legal opinion, all confirmations given by the Company to us prior to the date of this legal opinion remains at all times true and accurate up to the date of this legal opinion and there is no change to any such confirmation given on or prior to the date of this legal opinion which may affect our reliance in this legal opinion on any such confirmation or which may change or alter or affect our legal analysis, conclusion or any other matter set out in this legal opinion.

Unless otherwise indicated and then only to the extent described in this opinion, we express no opinion as to the laws of any jurisdiction other than those of Malaysia which are in effect at the date of this opinion.

We have not conducted a due diligence review on any entity other than the Company.

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Christopher & Lee Ong Malaysia

E. OPINION

1. CORPORATE MATTERS

1.1. Corporate Structure and Information

Subject to the assumptions and the qualifications as stated in this legal opinion, and based on the Documents and the Searches, the corporate information of the Company is set out herein below:

Company Name	:	Fit Food Tech Sdn Bhd
Former Name	:	Nil
Place of Incorporation	:	Malaysia
Date of Incorporation	:	5 December 2023
Company Status	:	Existing
Company Registration Number	:	202301048210 (1542124-D)
Registered Office	:	No. 02-01, Jalan Rosmerah 2/13 Taman Johor Jaya, 81100 Johor Bahru, Johor
Principal Place of Business	:	Level 9, Room#7, Tower B, Menara UOA, Bangsar, 5, Jalan Bangsar Utama 1, 59000 Kuala Lumpur, WP Kuala Lumpur
Number of Issued Shares	:	1,000 ordinary shares
Issued and Paid-Up Share Capital	:	RM1,000
Shareholder	:	NW Group International Limited
Director(s)	:	(a) Ho Hin Shun Hinson (b) Chan Dickson Chun Ming
Company Secretary	:	Ten Jia Sheng
Nature of Business	:	To carry on retail sale of any kind of product through vending machines, retail sale of other food products n.e.c. and import of other foodstuffs
Accounting Reference Date	:	Nil

1.2. Memorandum and articles of association or Constitution

(a) Pursuant to Section 31(1) of the Companies Act 2016 ("**CA 2016**"), a company, other than company limited by guarantee, may or may not have a constitution.

(b) Pursuant to Section 31(3) of the CA 2016, if a company has no constitution, the company, each director and each member of the company shall have the rights, powers, duties and obligations as set out in the CA 2016.

(c) Based on our due diligence findings, we noted that the Company has not adopted a constitution. Nonetheless, the Company, each director and each member of the Company shall have the rights, powers, duties and obligations as set out in the CA 2016 pursuant to Section 31(3) of the CA 2016.

1.3. Due Incorporation

Based on the Certificate of Incorporation of Private Company in respect of the Company issued by the Companies Commission of Malaysia ("**CCM**") on 5 December 2023 and the CCM Search, the Company is a private company limited by shares duly incorporated and validly existing under the laws of Malaysia and are in continuing registration with the

CCM. The Company can sue and be sued in its own name in the courts of Malaysia and under the laws of Malaysia to the extent that the courts of Malaysia have or assume jurisdiction and the Malaysia courts do not exercise their discretion to stay any such proceedings.

1.4. Filing and other requirements under the CA 2016

Under the CA 2016, a company limited by shares in Malaysia is required to comply with certain requirements in relation to change of directors, change of company secretary, change of registered office, allotment of shares, financial statements, annual return, etc. Where a company fails to do so, this will render the company and its responsible officers liable to fines and penalties.

(A) Change of director, manager and secretary

(a) Pursuant to Section 58 of the CA 2016, a company shall notify the registrar designated under Section 20A(1) of the Companies Commission of Malaysia Act 2001 ("**Registrar**") within 14 days from the date of the following items:

(i) after its incorporation, the particulars required to be specified under the register of directors, managers and secretaries;

(ii) of any change in the name, residential address and other prescribed particulars of any director, manager or secretary or the service address of any director;

(iii) after a person ceases to be, or becomes, a director of the company, the particulars required to be specified in the register required under register of director, manager or secretary;

(iv) after a person becomes a manager or secretary of the company, specifying the full name, address and other occupation, if any, of that person; and

(v) after a person ceases to be a manager or secretary of the company.

(b) Pursuant to Section 58(4) of the CA 2016, the company and every officer who contravene Section 58 of the CA 2016 commit an offence and shall, on conviction, be liable to a fine not exceeding RM50,000 and, in the case of a continuing offence, to a further fine not exceeding RM500 for each day during which the offence continues after conviction.

(c) Save for the notification of appointment of the first company secretary dated 5 December 2023, Section 58 of the CA 2016 is not applicable to the Company in view that there are no changes to the Company's directors, secretary and manager.

(B) Change of registered office

(a) Pursuant to Section 46(3) of the CA 2016, the Registrar shall be notified of any change in the address of the registered office within 14 days of such change. The company and every officer who contravene Section 46 of the CA 2016 commit an offence and shall, on conviction, be liable to a fine not exceeding RM50,000.

(b) Based on the notification of change in the registered address dated 3 January 2025, the Company's registered address has been changed to No. 02-01, Jalan Rosmerah 2/13 Taman Johor Jaya, 81100 Johor Bahru, Johor, on 2 January 2025.

(C) Allotment of shares

(a) Pursuant to Section 78(1) of the CA 2016, a company shall lodge with the Registrar a return of the allotment within 14 days from an allotment of shares.

(b) Nevertheless, pursuant to Section 78(8) of the CA 2016, any shares issued to any person without formal allotment for the purpose of incorporation of a company shall be deemed to have been allotted on the date of the incorporation.

(c) Pursuant to Section 78(9) of the CA 2016, the company and every officer who contravene Section 78 of the CA 2016 commit an offence and shall, on conviction, be liable to a fine not exceeding RM10,000 and, in the case of a continuing offence, to a further fine not exceeding RM500 for each day during which the offence continues after conviction.

(d) Save for the shares issued to NW Group International Limited without formal allotment for the purpose of incorporation of the Company on the date of the incorporation of the Company, there has not been any subsequent allotment of shares in the Company. As such, Section 78(1) of the CA 2016 is not applicable to the Company.

(D) Annual general meeting

(a) Pursuant to Section 340 the CA 2016, every public company shall hold an annual general meeting in every calendar year in addition to any other meetings held during that period to transact on the relevant business as stipulated within and in accordance with the CA 2016.

(b) Pursuant to Section 340 (5) of the CA 2016, the company and every officer who contravene Section 340 of the CA 2016 commit an offence and shall, on conviction, be liable to a fine not exceeding RM20,000.

(c) In view that the Company is a private company, Section 340 of the CA 2016 is not applicable to the Company.

(E) Financial statements

(a) Pursuant to Section 248(1) of the CA 2016, the directors of every company shall prepare financial statements: (i) within 18 months from the date of its incorporation; (ii) and subsequently within 6 months of its financial year end.

(b) Pursuant to Section 248(3) of the CA 2016, any director of the company who contravenes Section 248 of the CA 2016 commits an offence and shall, on conviction, be liable to a fine not exceeding RM500,000 or imprisonment for a term not exceeding 1 year or both.

(c) In view that the Company was incorporated on 5 December 2023 to which it is less than 18 months until the date of this legal opinion, the Company is not required to prepare the financial statement.

(F) Annual return

(a) Pursuant to Section 68 of the CA 2016, a company shall lodge with the Registrar an annual return for each calendar year not later than 30 days from the anniversary of its incorporation date.

(b) Pursuant to Section 68(8) of the CA 2016, the Registrar may strike a company off the register as provided in Section 549 of the CA 2016, if the company fails

to lodge an annual return for 3 or more consecutive years.

(c) Pursuant to Section 68(9) of the CA 2016, the company and every officer who contravene Section 68 of the CA 2016 commit an offence and shall, on conviction, be liable to a fine not exceeding RM50,000 and, in the case of a continuing offence, to a further fine not exceeding RM1,000 for each day during which the offence continues after conviction.

(d) Based on the email correspondence dated 7 January 2025 from the company secretary of the Company to CCM, we noted that the annual return of the Company dated 5 December 2024 was submitted / lodged to the CCM on 7 January 2025 only to which there was a 2 days' late filing of the annual return which was due on 5 January 2025.

(e) Nonetheless, based on the Practice Directive No. 1/2017 issued by the CCM on 31 January 2017, a late lodgement fee will only be imposed after 7 days from the due date of the submission of the document to the CCM. In addition, based on the official receipt dated 7 January 2025 from the CCM to the company secretary of the Company, we noted that the CCM has not imposed any late lodgement fee on the Company.

1.5. <u>Share Capital</u>

The current issued share capital of the Company is as follows:

Issued share capital	:	RM1,000
Number of issued share(s)	:	1,000 ordinary shares issued as fully paid up in cash

1.6. <u>Shareholder(s)</u>

Name and Address of the Shareholder(s)	Class of Shares (including Shareholder Rights)	Number of Shares	Share Percentage or Proportion of Voting Power (if different)
NW Group International Limited (Business Registration No.: 66820365)	Ordinary	1,000	100%

Based solely on our review of the register of member dated 4 March 2025 of the Company, the abovenamed shareholder is the current registered holder and legal owner of all the issued share in the Company and is entitled to the equity of the Company and the rights and interests attached thereto. Based on the Documents and the Reply to Checklist, the shareholder's interest in the Company is free from any encumbrances such as mortgage, lien, pledge, charge, title retention, right to acquire, security interest, option, pre-emptive or other similar right, right of first refusal, third-party right, instruction or any other encumbrance or condition whatsoever as at the date of this opinion.

Based on the Documents, there is only one class of shares for the Company, i.e., ordinary shares with the same voting rights. There is no nominee, voting or trust arrangements in relation to the shares of the Company.

1.7. <u>Dividends</u>

Pursuant to Section 131 of the CA 2016, subject to Section 132 of the CA 2016, a company may only make a distribution to the shareholders out of profits of the company available if

the company is solvent. For the purposes of Section 132 of the CA 2016, the company is regarded as solvent if the company is able to pay its debts as and when the debts become due within 12 months immediately after the distribution is made. Pursuant to Section 132 of the CA 2016, before a distribution is made by a company to any shareholder, such distribution shall be authorised by the directors of the company. The directors may authorise a distribution at such time and in such amount as the directors consider appropriate, if the directors are satisfied that the company will be solvent immediately after the distribution is made. If, after a distribution is authorised and before it is made, the directors cease to be satisfied on reasonable grounds that the company will be solvent immediately after the distribution is made, the directors shall take all necessary steps to prevent the distribution from being made. The company, every officer and any other person or individual who contravene such provisions of the CA 2016 commits an offence and shall, on conviction, be liable to imprisonment for a term not exceeding 5 years or to a fine not exceeding RM3,000,000 or to both.

Based on the Documents and the Reply to Checklist, there have not been any dividends declared or made by the Company to its shareholder during the Track Record Period.

1.8. Encumbrances

Based on our review of the Documents, the Searches and the Reply to Checklist, there are no registered mortgages or charges or other kinds of security over the assets of the Company as at the Benchmark Date.

2. APPROVAL, LICENCE AND PERMIT

Based on the Reply to Checklist, save as disclosed below, there are no other major approvals, licences and permits obtained by the Company as at the Benchmark Date. Details of the licence obtained by the Company for its operations of business are as set out below:

Description of licence	Approving authority	File No.	Issuance date / Validity period	Major conditions imposed
Business licence for office activities in respect of PS 7, Level 9, Tower B, Menara UOA Bangsar, Jalan Bangsar Utama 1, 59000 Kuala Lumpur ("**Office**")	Kuala Lumpur City Hall (*Dewan Bandaraya Kuala Lumpur*) ("**DBKL**")	DBKL.JPPP/00263/04/2025/KM01	Issuance Date 8 April 2025 Validity Period 9 April 2025 to 8 April 2026	(i) To renew the licence annually 60 days before the expiry date of the licence without notice from the DBKL. (ii) The Company's employees at the premises shall consist of 50% Malaysian citizens and 50% foreigners with valid work permits.[(1)] (iii) The Company is required to obtain planning approval. (iv) The Company is required to register a business and submit copies of financial statements and annual return to the

Description of licence	Approving authority	File No.	Issuance date / Validity period	Major conditions imposed
				CCM. (v) The Company is required to obtain and comply with all the conditions of building plan approval from the building control department.

Note:

(1) Pursuant to the terms and conditions stipulated in the business licence dated 8 April 2025 issued by the DBKL to the Company in respect of the Office ("**Business Licence**"), the Company's employees at the Office shall consist of 50% Malaysian citizens and 50% foreigners with valid work permits ("**Employee Condition**"). Based on our due diligence enquiry and the Reply to Checklist, we noted that the Company has employed only 5 Malaysian citizens and does not employ any foreign workers, and therefore the Company is not in compliance with the Employee Condition.

Notwithstanding the above, based on the Reply to Checklist, the Company confirmed that the Office is merely a co-working space rented / subscribed as a sales office and it is not an essential part of the Company's business. The Company further confirmed that the Company is able to relocate its office easily and there will not be any material impact to the Company's business operations or financial performance.

Save for the Business Licence above, as at the Benchmark Date, the following permit, licence or approval is not applicable to the Company in carrying on retail sale of any kind of product through vending machines, retail sale of other food products and import of other foodstuffs on the basis as stipulated below:

No.	Laws and regulations	Remarks
(1)	(a) Pursuant to Regulation 3(1) of Food Hygiene Regulations 2009 ("**Food Regulation**"), no person shall use any food premises specified in the First Schedule of the Food Regulation for the purposes of, or in connection with the preparation, preservation, packaging, storage, conveyance, distribution or sale of any food or the relabelling, reprocessing or reconditioning of any food except the premises is registered under the Food Regulation. (b) Pursuant to First Schedule of the Food Regulation, the food premises are as follows: (i) All food premises involved in manufacturing of food. (ii) All food premises involved in catering or mass catering of food. (iii) All premises where food is prepared,	(a) We noted that the Company is involved in the retail sale of food products through vending machine. (b) Based on our telephone inquiries on an anonymous basis with Afaf Ruhi Binti Abdul Fattah, a senior assistant director of Safety and Quality Department under the Ministry of Health ("**MOH**"), the operation of a vending machine (which stores food and beverages) does not require any registration for food premises nor approvals, permits or certificates from the MOH. (c) In view of the above, the registration of food premises

Christopher & Lee Ong Malaysia

<table>
<tr><th>No.</th><th>Laws and regulations</th><th>Remarks</th></tr>
<tr><td></td><td>processed, stored or served for sale.
(iv) All vehicles from which ready-to-eat food is sold.</td><td>pursuant to the Food Regulation is not applicable to the Company.</td></tr>
<tr><td>(2)</td><td>(a) Pursuant to Regulation 30 of the Food Regulation, all food handlers shall undergo a food handler training and obtain a certificate of food handlers training from an institution approved by the Director of Health Services of the MOH ("Director"). The MOH may, if he thinks necessary, require any food handler to attend any additional food handlers training in any institution approved by the Director.
(b) Pursuant to Regulation 2 of the Food Regulation, the food handlers includes any person who:
(i) is directly involved in the preparation of food;
(ii) comes into contact with food or food contact surfaces; and
(iii) handles packaged or unpackaged food, or appliances in any food premises.</td><td>(1) Based on the Reply to Checklist, the Company confirmed that the employees of the Company do not:
(i) directly involve in the preparation food;
(ii) come into contact with food or food contact surfaces; and
(iii) handle packaged or unpackaged food or appliances,
as the Company sells packaged goods on a trading basis.
(2) In view of the above, the employees of the Company are not required to undergo a food handler training and obtain a certificate of food handlers training pursuant to the Food Regulation.</td></tr>
<tr><td>(3)</td><td>(a) Pursuant to Regulation 7 of the Control of Drugs and Cosmetics Regulations 1984 ("Drugs Regulation"), no person shall manufacture, sell, supply, import or possess or administrator any product unless:
(i) the product is a registered product; and
(ii) the person holds the appropriate licence required and issued under the Drugs Regulation.
(b) Pursuant to Regulation 2 of the Drugs Regulation, 'product' means:
(i) a drug in a dosage unit or otherwise, for use wholly or mainly by being administered to one or more human beings or animals for a medicinal purpose; or
(ii) a drug to be used as an ingredient of a preparation for a medicinal purpose.
(c) Pursuant to Section 2 of the Sale of Drugs Act 1952, 'medicinal purpose' means any of the following purposes:
(i) alleviating, treating, curing or preventing a disease or a pathological condition or symptoms of a disease;</td><td>(a) We noted that the Company is involved in retail sale of any kind of the products, i.e. sport nutrition products (e.g. muscle milk, drinks, keto food etc.) ("Products") through vending machines at the gym outlets.
(b) Based on the Reply to Checklist, the Company confirmed that the Products sold through its vending machine are not for and do not fall within the categories of medicinal purposes under the Sale of Drugs Act 1952.
(c) In view of the above, the Products sold by the Company are not governed under the Sale of Drugs Act 1952and the Drugs Regulation.</td></tr>
</table>

<table>
<tr><th>No.</th><th>Laws and regulations</th><th>Remarks</th></tr>
<tr><td></td><td>(ii) diagnosing a disease or ascertaining the existence, degree or extent of a physiological or pathological condition;
(iii) contraception;
(iv) inducing anesthesia;
(v) maintaining, modifying, preventing, restoring, or interfering with, the normal operation of a physiological function;
(vi) controlling body weight; or
(vii) general maintenance or promotion of health or well-being.</td><td></td></tr>
<tr><td></td><td>(a) Pursuant to Paragraph 7 of the Customs (Prohibition of Imports) Order 2023 ("Customs Order"), the importation into Malaysia of goods specified in columns (2) and (3) of Part I of the Third Schedule of the Customs Order, originating from the countries specified in column (4) of Part I of the Third Schedule of the Customs Order is prohibited, except in the manner provided for in column (5) of Part I of the Third Schedule of the Customs Order.</td><td>(a) We noted that the Company is involved in the import of food products.
(b) Based on the Reply to Checklist, the Company confirmed that the Company has only procured the food products from the suppliers in Malaysia.
(c) In view of the above, the Company is not governed under the Customs Order.</td></tr>
</table>

3. INTELLECTUAL PROPERTY

Based on the Reply to Checklist, as at the Benchmark Date:

(a) there are no intellectual property rights registered and / or in the process of registration which is in favour the Company, and there are no intellectual property rights used by the Company in carrying out its business; and

(b) the Company has not received any formal notice that it infringes any intellectual property rights of any third party.

4. LITIGATION AND WINDING-UP

Based on the Reply to Checklist and the CTOS Search, as at the Benchmark Date, there are:

(a) no records of any order or resolution for the winding-up or any notice of the appointment of a receiver, administrator or liquidator in connection with the winding-up, dissolution or reorganisation of the Company or its assets in Malaysia, and no record of any petition for the winding-up against the Company in Malaysia;

(b) no steps having been taken or being taken to wind up or dissolve the Company, appoint a receiver, administrator or liquidator in respect of the Company or its assets; and

(c) no actions, suits, investigations, litigation, arbitration or proceedings current, pending or threatened against or affecting the Company or its assets in which the Company is a defendant or respondent before the courts of Malaysia.

5. EMPLOYMENT

5.1 Employees

As at the Benchmark Date, there are a total of 5 permanent Malaysian employees employed by the Company to which the particulars of the employees are set out in the table below:

No.	Name of the employee	Designation of the employee
(1)	Ahmad Abshar Alif Badarul Hisam	Operation Manager
(2)	Vikram A/L Sandrasegaran	Operation Associate
(3)	Muhammad Haniff Aqim Bin Idris	Operation Associate
(4)	Mohd Khusyairi Bin Narawi	Operation Associate
(5)	Angeline Mak Chee Yin	Administrative Executive

5.2 Employment contracts

The sample employment contract of the Company that is reviewed by us conforms with the requirements of the Employment Act 1955.

Employees' Provident Fund ("**EPF**"), Social Security Organisation ("**SOCSO**"), Employment Insurance System ("**EIS**") and Human Resources Development Fund ("**HRDF**") Contributions

Based on the statements of monthly contributions for EPF, SOCSO and EIS contributions by the Company for its employees for the month of December 2024, January 2025, February and March 2025 respectively, the submission of the EPF, SOCSO and EIS contributions for the 5 employees by the Company are up to date. The HRDF contribution is not applicable as the Company has less than 10 employees.

5.3 Union / Labour / Industrial Dispute

Based on our legal due diligence enquiry, the Reply to Checklist and the search conducted from the Industrial Court of Malaysia on 4 March 2025, the employees of the Company do not belong to any union and / or association and that as at the Benchmark Date, there is no labour / industrial dispute between the Company and its employees which may affect the business operations of the Company.

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Christopher & Lee Ong Malaysia

6. PROPERTY AND ASSET

6.1 Property

6.1.1 Property owned

There is no property owned by the Company as at the Benchmark Date.

6.1.2 Property leased / tenanted

Based on our review of the Documents and the Reply to Checklist, a summary of the property tenanted by the Company as at the Benchmark Date is as follows:

Landlord	Tenant	Property address	Existing Use	Land area(1) / Gross Built-Up Area (square feet)	Tenure of the Tenancy	Rental per annum	Date of Issuance of Certificate of Fitness / Certificate of Completion and Compliance
WORQ KL Sdn Bhd	Fit Food Tech Sdn Bhd	Menara UOA, Level 9, Tower B, Menara UOA, 5, Jalan Bangsar, Utama 1, Bangsar, 59000, Kuala Lumpur ("**WORQ Office**")	Office	Land area 252,801(2) Gross Built-Up Area N/A(3)	1 December 2024 to 28 February 2026	RM42,240 (based on a monthly rental of RM3,520)	22 June 2009 *(Please refer to comment under Section 6.3.1 below)*

Notes:

(1) Conversion of original measurement for land in square meter to square foot at 1 square meter = 10.7639 square feet.

(2) The WORQ Office is situated on 2 parcels of the leasehold lands held under Pajakan Negeri 43411/M1-A/9/12, Lot 421 Seksyen 96, Bandar Kuala Lumpur, Negeri Wilayah Persekutuan Kuala Lumpur ("**Land 1**") and Pajakan Negeri 43411/M1-A/9/12, Lot 421 Seksyen 96, Bandar Kuala Lumpur, Negeri Wilayah Persekutuan Kuala Lumpur ("**Land 2**"). The land area for Land 1 and Land 2 are 501 square metres (5392.72 square feet) and 22,985 square metres (247,408.48 square feet) respectively.

(3) The gross built-up area of the WORQ Office is not provided in the Membership Agreement (as defined in Paragraph 6.1.5 of Section E of this opinion below).

6.1.3 Quit rent

We have sighted a copy of the quit rent receipt for year 2024 in respect of the WORQ Office. We have requested but not been provided with the latest quit rent receipt for year 2025 in respect of the WORQ Office.

6.1.4 Assessment

We have sighted a copy of the first half year assessment receipt (January to June) 2023 in respect of the WORQ Office. We have requested but not been provided with the latest assessment receipt for year 2025 in respect of the WORQ Office.

6.1.5 Membership Agreement

The Company has entered into a Membership Agreement dated 17 February 2025 with WORQ KL Sdn Bhd ("**WORQ**") ("**Membership Agreement**") for the provision of co-working space and facilities (including but not limited to hot desk, dedicated desk, private office, virtual office, meeting room, board room and event space). A brief summary of the salient terms of the Membership Agreement is as follows:

Date of the agreement	17 February 2025
Term	1 March 2025 to 28 February 2026
Services	Clause 2.1(a) - Membership The Company agree to subscribe to selected Services that is provided by WORQ at the WORQ Office through a membership package offered by WORQ ("**Membership**") and WORQ agree to provide the selected Services to the Company based on the Membership. Recital A "**Services**" means the provision of co-working space and facilities (including but not limited to hot desk, dedicated desk, private office, virtual office, meeting room, board room and event space)
Membership fee	Clause 2.1(d) - Membership The Company shall pay a non-refundable fee to WORQ based on the package of the Membership and the fee non-refundable payable is set out in Item 2 of Schedule 1 of the Membership Agreement ("**Fee**"). Item 2 of Schedule 1

Item 2 – Package of Membership

Membership Fee (Monthly)			
Membership		**Pax**	**Price**
Hot Desk		N/A	N/A
Dedicated Desk		N/A	N/A
Private Suite	Private Suite Base Price (with minimum 1 pax)	1 Pax	RM2,600
	Additional Pax (RM 200 / pax up to max. pax capacity)	3 Pax	RM600
	Flex Desk	N/A	N/A
Total Pax / Total Fee		4 Pax	RM3,200

Private Suite Number / Max Capacity	Suite 07		4 Pax
Term	Start Date: 1st March 2025	End Date: 28th February 2026	Months: 12

Security Deposit

Clause 4 – Security deposit

Prior to or upon the execution of the Membership Agreement, the Company shall pay to WORQ a sum as equivalent to the sum provided in Item 3 of Schedule 1 of the Membership Agreement ("**Security Deposit**") to secure the performance and compliance of the Company on the terms of the Membership Agreement.

Item 3 of Schedule 1

Item 3 – Security Deposit

Security Deposit	
Total Security Deposit	RM6,400
	[Y] Deposit payment to be made upon signing of the agreement. [Y] Deposit carried forward from the previous contract. Carried Forward Amount: RM3,520 Top Up Amount: RM2,880

Undertaking and warranty

Clause 7 – Undertaking and warranty

The Company hereby undertakes, warrants and agrees that, among others:

(a) it shall obtain, at its own expenses, all necessary licenses, permits and approvals from the local and government authorities for the business activities to be carried by the Company at the WORQ Office;

(b) it shall not use or permit in any space within the WORQ Office (whether or not such space has been specifically allocated for exclusive use by the Company) to be used for the storage or cooking of food, whether for consumption at the WORQ Office or not provided that nothing herein contained shall prohibit the preparation and serving of beverages (hot and cold) for consumption at the WORQ Office; and

	(c) it shall not use the trade or business name of WORQ for any purpose without prior written consent of WORQ, save and except that the use of the trade or business name of WORQ is for the purpose of identification of the WORQ Office as part of the Company's address in the profile or website and it shall not do any act or omission that may infringe any of the intellectual property rights of WORQ or that may adversely affect the value of the trade or business name of WORQ. Clause 8 – Undertaking and warranty by WORQ WORQ hereby undertakes, warrants and agrees to do the following, among others: (a) it warrants to the Company that the WORQ Office can be legally used for the purpose of the provision of Services and / or additional services by WORQ as at the date of the Membership Agreement and until such time the same is prohibited by the introduction of or change in any law regulation directive or request from any governmental or regulatory authority.
Termination	Clause 11 – Termination (a) In the event that any party ("**Defaulting Party**"): (i) fails or refuse to remedy any breach of any of its duties, obligations, undertakings or warranties under the Membership Agreement (if it is capable of be remedied) within 5 business days from the date of occurrence or the date of receipt of written notice from the other party highlighting any such breach; (ii) fail or refuse to make prompt payment of the fee, additional fee or any monies payable under the Membership Agreement to the other party within the agreed stipulated timeline; or (iii) ceases to carry on its business or if a receiver, administrator or similar officer is appointed over all or any part of its assets or undertaking or arranges for the benefit of its creditors, or goes into liquidation, the other party may immediately terminate the Membership Agreement by providing a written notice to the Defaulting Party and the Membership Agreement shall automatically be terminated on the date of the notice. (b) Notwithstanding any other terms under the Membership Agreement, the Membership Agreement shall be automatically terminated if either parties mutually agree to terminate the Membership Agreement in writing. (c) Upon termination of the Membership Agreement due to any of the events under sub-clause (a) above and if the Defaulting Party is the Company, the following shall apply: (i) all monies payable by the Company under the Membership Agreement (including but not limited to Fee and Additional Fee) shall be immediately due and payable by the Company to WORQ and if the Company fail or refuse to do so, WORQ shall be entitled to initiate legal action against the Company to recover all monies due and owing by the Company to WORQ and the Company shall be liable to pay for all legal costs incurred by WORQ; (ii) WORQ shall be entitled to forfeit the Security Deposit immediately and the Security Deposit shall not be treated as part payment for any outstanding payment due and payable by the Company to WORQ; (iii) WORQ shall be entitled to immediately revoke all access device of the Company; (iv) the Company shall immediately move out all its belongings and items from the WORQ Office on the same day of the termination of the Membership Agreement and in the event the Company fail or refuse to do so, the Company

	hereby provide consent for WORQ to remove and dispose of all of the Company's belongings and items from the WORQ Office and agree that WORQ shall not be held responsible or liable whatsoever and howsoever for any damage or loss caused to any of the Company's belongings and items. (d) Upon termination of the Membership Agreement due to any of the events under sub-clause (a) above and if the Defaulting Party is WORQ or due to sub-clause (b) above OR due to expiration of the Term (or extended term as the case may be), the following shall apply: (i) all monies payable by the Company under the Membership Agreement (including but not limited to Fee and additional fee) shall be immediately due and payable by the Company to WORQ and if the Company fail or refuse to do so, WORQ shall be entitled to initiate legal action against the Company to recover all monies due and owing by the Company to WORQ and the Company shall be liable to pay for all legal costs incurred by WORQ; (ii) the Company shall immediately move out all its belongings and items from the WORQ Office and return to WORQ all access cards held by the Company on the same day of the termination of the Membership Agreement; (iii) subject always to the Company complying with sub-clause (ii) above, WORQ shall immediately return the Security Deposit to the Company and the Company hereby agree and consent for WORQ to make all such deduction from the Security Deposit as provided in Clause 4 above; and (iv) thereafter both parties shall be regarded as discharged from any further obligations under the Membership Agreement save for antecedent breaches.
Confidentiality	Clause 14 – Confidentiality The parties shall keep confidential and not disclose to any third party any information in respect of, arising from or in connection with the terms, conditions and provisions of the Membership Agreement and all correspondence and discussions between WORQ and the Company in relation to the Membership Agreement unless the disclosure is required by law or made with the prior written consent of the other party. *(Please refer to comment under Section 6.3.2 below)*
Governing law	Clause 18 – Governing law The Membership Agreement and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with the laws of Malaysia.

6.2 Asset

6.2.1 Vending machines

Based on the Documents, as at February 2025, we noted that the Company operates 49 vending machines in Malaysia.

6.2.2 Rental Agreement

The Company has entered into a Rental Agreement dated 1 January 2024 with FT Technologies Limited ("**FTT**") ("**Rental Agreement**") for the provision of vending machine rental services by FTT to the Company. A brief summary of the salient terms of the Rental Agreement is as follows:

<table>
<tr><td>Date of the agreement</td><td>1 January 2024</td></tr>
<tr><td>Term</td><td><u>Clause 5 – Term and termination</u>
The Rental Agreement shall commence on 1 January 2024 and shall remain in effect until terminated by either party in accordance with Clause 5 of the Rental Agreement.</td></tr>
<tr><td>Service</td><td><u>Clause 1 – Delivery, installation and maintenance</u>
FTT shall deliver and install the vending machines at the locations specified by the Company, unless otherwise agreed in writing by the parties. FTT shall be responsible for the routine maintenance and repair of the vending machines due to normal wear and tear, provided such issues are promptly reported by the Company in writing. The Company shall bear the cost of repairs necessitated by misuse, vandalism, or negligence attributable to the Company or its agents, as determined by FTT acting reasonably.</td></tr>
<tr><td>Payment</td><td><u>Clause 2 – Payment</u>
The rental fee for the first month of each vending machine shall be calculated on a pro-rata basis, starting from the first day of operation. The initial payment, along with all subsequent payments, must be settled no later than the fifth day of the second month of the agreement period. Details regarding payment methods and terms are outlined in Attachment II of the Rental Agreement.
<u>Attachment II</u>
<table>
<tr><td colspan="2">Fee Structure</td></tr>
<tr><td>Monthly Machine Rental Fee</td><td>MYR110</td></tr>
<tr><td>Number of vending machines:</td><td>The Customer shall specify the initial number of vending machines required upon signing this Agreement. During the term of this Agreement, the Customer may request additional vending machines by providing FTT with sixty (60) days' prior written notice. The fulfillment of such requests shall be subject to availability of vending machines from FTT's inventory.</td></tr>
<tr><td>Commencement Date</td><td>1 January 2024</td></tr>
<tr><td>Sales Settlement Period</td><td>Month-end plus thirty (30) days</td></tr>
</table>
</td></tr>
</table>

Termination	Clause 5 – Term and termination Either party may terminate the Rental Agreement by providing the other party with 90 days' prior written notice of termination. Upon termination of the Rental Agreement, FTT shall be responsible for arranging and executing the collection of the vending machines from the Company's specified locations within a reasonable timeframe, not exceeding 90 days from the effective date of termination, unless otherwise agreed in writing by the parties. The Company shall ensure that the vending machines are made available for collection in the same condition as delivered, subject to normal wear and tear.
Ownership	Clause 6 – Ownership of vending machines The vending machines provided under the Rental Agreement shall remain the sole property of FTT at all times. The Company shall have no right, title, or interest in the vending machines except as expressly provided in the Rental Agreement. The Company shall not pledge, sell, lease, or otherwise dispose of the vending machines, nor allow any liens or encumbrances to be placed on them.
Governing law	Clause 9 – Governing law and dispute resolution The Rental Agreement shall be governed by and construed in accordance with the laws of Hong Kong. Any disputes arising out of or in connection with the Rental Agreement shall be resolved through good faith negotiations between the parties. If the parties fail to resolve the dispute within 30 days, the dispute shall be submitted to the Hong Kong International Arbitration Centre (HKIAC) for arbitration in accordance with its rules then in effect. The arbitration shall take place in Hong Kong, and the language of arbitration shall be English.
Others	Clause 4 – Use of vending machine The Company shall ensure that the vending machines are operated in compliance with all applicable laws, regulations, and health and safety standards. The Company shall be solely responsible for stocking, maintaining, and repairing the vending machines throughout the term of the Rental Agreement.

6.3 Comments

6.3.1 Permit, new approved building plan and CCC

(1) Street Drainage and Building Act 1974 ("**SDBA**")

Pursuant to:

(a) Section 70(1) of the SDBA, no person shall erect any building without the prior written permission of the local authority.

(b) Section 70(2) of the SDBA, any person who intends to erect any building shall cause to be submitted by a principal submitting person to the local authority such plans and specifications.

(c) Section 70(16)(f) of the SDBA, 'erecting a building' shall include departing either before or after the completion of the building in any particular form from any plan or specification approved by the local authority at any time in respect of such building.

(d) Section 70(27)(f) of the SDBA, any person who occupies or permits to be occupied any building or any part thereof without a certificate of completion and compliance, shall be liable on conviction to a fine not exceeding RM250,000 or to imprisonment for a term not exceeding 10 years or to both.

(e) Section 79(1) SDBA, no person shall erect or permit to be erected in any building any partition, compartment, gallery, loft, roof, ceiling or other structure without having the prior written permission of the local authority.

(f) Section 79(4) of the SDBA, any person who contravenes Section 79(1) of SDBA shall be liable on conviction, to a fine not exceeding RM500 and shall also be liable to a further fine not exceeding RM100 for every day during which the offence is continued after conviction.

(2) Findings / Issues

(a) Based on the letter dated 8 June 2023 from Dewan Bandaraya Kuala Lumpur ("**DBKL**") to WORQ ("**Letter**"), we understand that the application for the building plans in respect of a proposed renovation and construction of an internal partition on WORQ's Office ("**Renovation**") has been approved.

(b) Pursuant to paragraph 5 of the Letter, WORQ is required to submit an amended building plan to DBKL for the issuance of a building permit (*Permit Binaan Kecil*) ("**Permit**") in respect of the Renovation.

(c) We have sighted the new building plan dated 18 July 2023 approved by the DBKL. However, we have requested but not been provided with the new Certificate of Completion and Compliance and Permit issued in conjunction with the Renovation.

(d) Notwithstanding the above, based on the Reply to Checklist, the Company confirmed that the WORQ Office is merely a co-working space rented / subscribed as a sales office and it is not an essential part of the Company's business. The Company further confirmed that the Company is able to relocate its office easily and there will not be any material impact to the Company's business operations or financial performance.

6.3.2 Confidentiality provision

(1) Pursuant to Clause 14 of the Membership Agreement, the parties shall keep confidential and not disclose to any third party any information in respect of, arising from or in connection with the terms, conditions and provisions of the Membership Agreement and all correspondence and discussions between WORQ and the Company in relation to the Membership Agreement unless the disclosure is required by law or made with the prior written consent of the other party.

(2) In view of the above, we have on 27 March 2025 recommended the Company to request for consent from WORQ to facilitate the disclosure of the

relevant salient terms of the Membership Agreement in the public documents ("**Consent**").

(3) Nonetheless, based on the email dated 27 March 2025 from the Company, the Company highlighted that the Company will not proceed with such request for Consent in view that the terms of the Membership Agreement will not be disclosed in the public documents, and the disclosure of the WORQ Office in the public document is as follows:

Location	**Usage**	**Approximate fixed or variable rent/fee**	**Approximate gross floor area**
Level 9, Room#7, Tower B, Menara UOA Bangsar, 5, Jalan Bangsar Utama 1, 59000 Kuala Lumpur, WP Kuala Lumpur Malaysia	Office	Variable fee based on membership licenses for co-working space and facilities	N/A

6.3.3 Regulatory requirements

As at the Benchmark Date, there is no breach of any property or land use conditions and / or non-compliance with any regulatory requirement, land rules and building regulations which may materially affect the Company's operation and usage of properties rented / subscribed by the Company.

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7. INSURANCE

7.1 Based on the Reply to Checklist, the Company has not taken up any insurances as at the Benchmark Date.

8. INDEBTEDNESS AND FINANCING ARRANGEMENTS

8.1 Based on the Reply to Checklist, there are no indebtedness and financing arrangements entered into by the Company as at the Benchmark Date.

9. CONTRACTS WITHIN THE ORDINARY COURSE OF BUSINESS

9.1 Based on the Documents and Reply to Checklist, we have conducted a random selection review of the invoices and quotations received by the Company from the respective suppliers during the Track Record Period. A brief summary of the terms of the invoices and quotations is as follows:

No.	Name of the Supplier	Date	Invoice No. / Quotation No.	Delivery date	Payment term	Products and services
(a)	SWEQC Sdn Bhd	30 December 2024	7194	Nil	Nil	Protein bars and protein shake.
(b)	Guerilla PLT	21 November 2024	50634	21 December 2024	30 days	Protein powder.
(c)	Big Lemon Group Sdn Bhd	16 December 2024	Q2400241	Nil	Deposit 50% and balance 50% after delivery.	To supply and install vending machine vinyl.
(d)	Optastar Protein Sdn Bhd	Nil	Nil	Nil	Nil	Protein drink, hydration drink and energy drink.
(e)	Trabiz Sdn Bhd	24 January 2024	QUO-NOV-004/NW2023/VM	31 January 2024	Nil	Shipment of vending machines from Hong Kong to North Port Klang, Malaysia

10. RELATED PARTY TRANSACTION

Based on the Reply to Checklist, save as disclosed below, there are no other related party transactions, existing or proposed, that the Company has entered or to be entered into with the related parties for the Track Record Period and up to the Benchmark Date:

Transacting parties	Nature of transaction	Nature of relationship
(i) Fit Food Tech Sdn Bhd ("**Company**") (ii) FT Technologies Limited ("**FTT**")	Provision of vending machine rental services	(a) Ho Hin Shun Hinson is the director and indirect shareholder of the Company. He is also a director and shareholder of FTT. (b) Chan Dickson Chun Ming is the director and indirect shareholder of the Company. He is also a director and shareholder of FTT.

11. OFFERING DOCUMENTS

As at the Benchmark Date, the share of the Company is wholly-owned by **NW Group International Limited**, which in turn is indirect wholly-owned by Fitness Fanatics Limited**,** an exempted company incorporated in the Cayman Islands with limited liability**.** As the public offering of the shares of Fitness Fanatics Limited is not in Malaysia, and Fitness Fanatics Limited is not a company incorporated in Malaysia, no permission or approval in Malaysia is required for the share offering as at the date of this opinion.

12. QUALIFICATIONS

12.1 The opinions set out above are subject to the following qualifications, limitations and exceptions:

(a) the effect of any future amendment, alteration or adoption of any law, statute, rule, regulation or ordinance or of any future judicial interpretation thereof;

(b) the courts of Malaysia will not enforce a judgment to an extent that the same may be contrary to public policy in Malaysia;

(c) where obligations are to be performed in a jurisdiction outside Malaysia, they may not be enforceable under the Malaysia law to the extent that such performance would be illegal or contrary to public policy or exchange control regulations in that other jurisdiction;

(d) a certificate, determination, notification or opinion of or the exercise of any discretion by any person as to any matter provided for in any of the MY Law Documents might not be upheld by the courts of Malaysia if it could be shown to have an unreasonable or arbitrary basis or to be manifestly inaccurate or fraudulent;

(e) a court in Malaysia may refuse to give effect to a judgment in respect of costs of unsuccessful litigation brought before a court in Malaysia or where the court has itself made an order for costs;

(f) enforcement of the obligations of the parties to the MY Law Documents in a Malaysia court may be limited by prescription or lapse of time or by bankruptcy, insolvency, liquidation, winding-up, reorganisation, moratorium, reconstruction or similar law affecting creditor's right generally;

(g) we express no opinion as to whether any provision in any of the MY Law Documents purporting to waive or confer a right of set-off or similar right would be effective against a liquidator or creditor;

(h) any provision of any of the MY Law Documents providing that certain calculation and / or certificates will be prima facie or conclusive and binding will not be effective if such

calculation or certificates are erroneous on their face or fraudulent and will not necessarily prevent judicial enquiry into the merits of any claim by an aggrieved party; where any party is vested with a discretion or may determine a matter in its opinion, Malaysia law may require that the discretion be exercised reasonably or that the opinion be based on reasonable grounds;

(i) any currency indemnity provision of any of the MY Law Documents may not be enforceable in the Malaysia courts in relation to any judgment delivered by any court and expressed in a currency other than that in which the relevant sum is payable;

(j) the severability of provisions of any of the MY Law Documents which are illegal, invalid or unenforceable is, as a matter of Malaysia law, at the discretion of the court, accordingly, we express no opinion as to the enforceability or validity of any such clause of the MY Law Documents;

(k) proceedings in a Malaysia court may be stayed if concurrent proceedings are being brought elsewhere;

(l) a Malaysia court may refuse to give effect to any undertaking for reimbursement or indemnity against expenses in respect of the costs of enforcement or of unsuccessful litigation brought before such a court;

(m) failure to exercise a right of action within the relevant limitation period prescribed by the Limitation Act 1953, will operate as a bar to the exercise of such right;

(n) failure to exercise a right promptly may operate as a waiver of that right notwithstanding a "no waiver" provision contained in the relevant clauses of any of the MY Law Documents;

(o) the exercise of remedies conferred by the MY Law Documents will be subject to general legal and equitable principles regarding the enforcement of security and general supervisory power and discretion of the courts of Malaysia in the context thereof;

(p) any provision contained in any of the MY Law Documents which constitutes, or purports to constitute, a restriction on the exercise of any statutory power by any party to the MY Law Documents or any other person may be ineffective;

(q) the effectiveness of provisions excusing a party from a liability or duty otherwise owed may be limited by law;

(r) we express no opinion as to the priority of the security (if any) created by any of the MY Law Documents and whether such security constitutes a legal or equitable security interest;

(s) to be valid and effective, each choice of law in each MY Law Documents must be bona fide and the express choice of law will be disregarded if a Malaysia court considers that the system of law has been chosen to evade the provisions of the legal system with which the MY Law Documents, determined objectively, are most closely connected;

(t) we express no view as to the commercial suitability of the MY Law Documents or of the provisions therein or the general compliance with market practice or any commercial aspects of such MY Law Documents.

(u) we have not carried out any site inspection of the WORQ Office for the purpose of verifying the actual user of the WORQ Office. The actual user of the WORQ Office as stated is based upon the information as supplied by the Company;

(v) we have not inspected the WORQ Office, neither have we made any enquiries with respect to physical state and condition of the WORQ Office. We are not in a position to check if there is any illegal or unauthorised partitioning or division of the WORQ Office, or any illegal or unauthorised structure, addition or alteration in or at or to the WORQ Office. We are not in a position to check or verify the area and / or boundary of the WORQ

Office;

(w) to the extent that this opinion contains or refers to reports, opinions or memoranda from any other person, that person remains wholly and exclusively responsible for their contents and we have not carried out any independent verifications of their contents;

(x) this opinion is limited to Malaysia law as in force and applied by the Malaysia court as at the date of this opinion;

(y) the payment by the Company of any dividends that it has declared (if any) may be prevented, and the priority of such payment may be limited, by bankruptcy, insolvency, liquidation, reorganisation, moratorium, reconstruction or similar laws, rules or regulations affecting creditors' rights generally or by prescription or lapse of time;

(z) the Searches are not capable of revealing whether or not a petition has been presented for the winding up of the Company;

(aa) we have conducted searches of certain public records (as expressly stated in the body of this opinion). The information contained in these public records is not necessarily accurate or up to date. We have conducted no independent verification of the information. A number of these searches were conducted through third party searching services and we have relied on the accuracy and competence of those search services; and

(bb) we have not since the Benchmark Date (11 April 2025), carried out any other enquiries, investigation, due diligence, review of documents, searches or participated in any other verification exercises whatsoever in relation to any of the matters set out in this Report.

13. GOVERNING LAW

This opinion shall be governed by and construed in accordance with the laws of Malaysia.

14. DISCLOSURE

This opinion is addressed to you for your own use solely for the purpose stated at the beginning of this opinion. Without our prior written consent, this opinion may not be:

(a) relied upon by you for any other purposes;

(b) relied upon by any other person or entity for any purpose; or

(c) copied, reproduced, quoted, referred to, disseminated or made available to any other person or entity, other than to any governmental authority having regulatory jurisdiction over you or the legal adviser to the addressee above or pursuant to an order or legal process of any court or governmental authority of competent jurisdiction.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully,

CHRISTOPHER & LEE ONG —

....

Christopher & Lee Ong
Daphne Lam
Partner
T +603 2273 1919
F +603 2273 8310
E daphne.lam@christopherleeong.com

SCHEDULE I

LIST OF DOCUMENTS REVIEWED

No.	Document	Date of Document
1.	Certificate of Incorporation of Private Company	5 December 2023
2.	Annual return of a company having a share capital in respect of Fit Food Tech Sdn Bhd	5 December 2024
3.	Application for registration of a company	5 December 2023
4.	Notification of appointment of the first company secretary	5 December 2023
5.	Notification of change in the registered address	3 January 2025
6.	Register of members	4 March 2025
7.	Register of directors	4 March 2025
8.	Register of secretaries	4 March 2025
9.	Directors written resolutions of Fit Food Tech Sdn Bhd	5 December 2023, 5 December 2024, 2 January 2025 and 3 March 2025
10.	Official receipt from the CCM on the lodgement of annual return	7 January 2025
11.	Notification of change in the business/branch address and/or nature of business	3 March 2025
12.	Annual return for NW Group International Limited	26 October 2024
13.	Business licence issued by the DBKL	8 April 2025
14.	Employment contract of Ahmad Abshar Alif Badarul Hisam	5 March 2024
15.	Employment contract of Muhammad Haniff Aqim Bin Idris	25 September 2024
16.	Employment contract of Mohd Khusyairi Bin Narawi	19 August 2024
17.	Employment contract of Angeline Mak Chee Yin	19 September 2024
18.	Employment contract of Vikram A/L Sandrasegaran	26 November 2024
19.	EPF statutory contribution statements	18 December 2024, 17 January 2025 and 18 February 2025
20.	SOCSO and EIS statutory contribution statements	14 January 2025, 13 February 2025 and 14 March 2025
21.	Organisation chart	31 December 2024
22.	Excel sheet for the list of the location of vending machines	Nil
23.	Rental agreement between FT Technologies Limited and Fit Food Tech Sdn Bhd	1 January 2024
24.	Annual return for FT Technologies Limited	25 May 2024
25.	Quit rent receipt	24 January 2024
26.	Assessment receipt	18 February 2023
27.	Membership Agreement between WORQ KL Sdn Bhd and Fit Food Tech Sdn Bhd	17 February 2025

No.	Document	Date of Document
28.	Rental Agreement between FT Technologies Limited and Fit Food Tech Sdn Bhd	1 January 2024
29.	Letter from the DBKL to Fit Food Tech Sdn Bhd	8 June 2023
30.	CCC	22 June 2009
31.	Approved building plan	13 July 2023
32.	Document of title	5 June 2013
33.	Quotation from Big Lemon Group Sdn Bhd	16 December 2024
34.	Quotation from Optastar Protein Sdn Bhd	Nil
35.	Invoice from SWEQC Sdn Bhd	30 December 2024
36.	Invoice from Guerilla PLT	21 November 2024
37.	Quotation from Trabiz Sdn Bhd	24 January 2024

[End of Schedule I]